                                                           EXHIBIT (c)(1)(E)


                                   SUMMARY
                         REAL ESTATE APPRAISAL REPORT



                 238-Space Winter Haven Mobile Home Community
                              50 Charlotte Drive
              Winter Haven, Unincorporated Polk County, Florida



                                 PREPARED FOR


                               Mr. Steve Waite
                             Windsor Corporation
                              6430 South Quebec
                          Englewood, Colorado 80111



                                    AS OF

                                  May 1, 2000


                                 PREPARED BY

                             WHITCOMB REAL ESTATE

                     [LETTERHEAD OF WHITCOMB REAL ESTATE]


May 16, 2000

Steve Waite
Windsor Corporation
6430 South Quebec
Englewood, Colorado 80111

RE:  238-Space Winter Haven Mobile Home Community
     50 Charlotte Drive
     Winter Haven, Unincorporated Polk County, Florida

Dear Mr. Waite:

     At your request, we have inspected and appraised the above captioned property. We estimate the "as is" market value of the property rights outlined herein, as of May 1, 2000, based on an exposure period of six months, to be:

                 - FOUR MILLION TWO HUNDRED THOUSAND DOLLARS -

                                 ($4,200,000)

     Our value estimate applies to the land as physically constituted, to the improvements actually in existence and reflects prevailing trends in the local real estate market. We have made a careful inspection, study, and analysis of the property, and have considered all factors which, in our opinion, would tend to influence the market value of the subject.

     Winter Haven is a fully developed 238-space manufactured home community, with a clubhouse, pool, laundry, shuffleboard courts and an on-site office.

     Our conclusion is premised on the Assumptions and Limiting Conditions as cited in our attached report, as well as the facts and circumstances as of the valuation date. This appraisal has been prepared in accordance with the "Uniform Standards of Professional Appraisal Practice" (USPAP) as published by the Appraisal Standard Board of the Appraisal Foundation and those specific conditions indicated in the engagement letter.

     This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan. The intended user of this report is the Windsor Corporation.

     We appreciate this opportunity to be of service to you. If you have any questions, please do not hesitate to contact us.

Steve Waite
May 16, 2000
Page Two

     Our analysis has accounted for a management fee, adequate to ensure professional management of the property. We have also forecast maintenance expenditures to maintain the property in adequate repair in order to retain residents and achieve rental increases. Our analysis and opinions are contingent on adequate management and maintenance expenditures.

     This is a Summary Appraisal, which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for Summary Appraisal Reports. This report represents only summary discussions of the data, reasoning, and analyses employed in the appraisal process toward the development of our opinion of value. Supporting documentation has been retained in our files.

Very truly yours,


/s/ John H. Whitcomb
John H. Whitcomb, MAI, CCIM
St. Cert. Gen. REA #0001234




/s/ William G. Trask
William G. Trask
St. Cert. Gen. REA #0002347

TABLE OF CONTENTS

Title                                                                       Page
Transmittal
Table Of Contents..........................................................    4
Summary Of Facts And Conclusions...........................................    6
Extent Of Confirming, Collecting And Reporting Data........................    7
Purpose, Function And Date Of The Appraisal................................    7
Area/Neighborhood Description..............................................    8
Manufactured Home Community Market Overview................................    9
Land And Site Improvements.................................................   10
Improvement Description....................................................   11
Ownership And Property History.............................................   11
Occupancy..................................................................   11
Zoning And Other Land Use Controls.........................................   12
Real Estate Assessment And Taxes...........................................   12
Marketability And Marketing Period.........................................   13
Highest And Best Use.......................................................   14
Valuation Process..........................................................   14
Income Capitalization Approach.............................................   15
Sales Comparison Approach..................................................   23
Final Estimate Of Value....................................................   27
Certification..............................................................   28
Assumptions And Limiting Conditions........................................   29

Addenda
Legal Description
Maps
Profiles Of Appraisers

                PHOTOGRAPHS OF THE SUBJECT (Taken May 10, 2000)               5


                            [PICTURE APPEARS HERE]

                            1. Entrance to Subject


                            [PICTURE APPEARS HERE]

                            2. Typical Street View

                                                                               6
SUMMARY OF FACTS AND CONCLUSIONS
--------------------------------

     Property Appraised:       238-Space Winter Haven Mobile Home Community
     -------------------
                               50 Charlotte Drive
                               Winter Haven, Unincorporated Polk County, Florida

     Property Rights
     ---------------
     Appraised:                Fee Simple Interest, subject to tenant leases
     ----------

     Land Area:                30.8 acres more or less
     ----------

     Improvements:             238-manufactured home spaces, a clubhouse,
     -------------
                               laundry, office, swimming pool and shuffleboard courts.

     Owner:                    Windsor Park Properties 456
     ------

     Zoning:                   Residence R4 Open Density District, Polk County
     -------

     Highest and Best Use:     As Improved -- Current Use
     ---------------------

     Value Indications:        Income Approach                   $4,200,000
     ------------------
                               Sales Comparison Approach         $4,200,000

     Final Estimate of Value:  $4,200,000
     ------------------------

     Date of Appraisal:        May 1, 2000
     ------------------

     Date of Inspection:       May 10, 2000
     -------------------

EXTENT OF CONFIRMING, COLLECTING AND REPORTING DATA
---------------------------------------------------

     This assignment encompasses providing an "as is" market value of the fee simple title of the property and improvements, as of the specified date. This investigation included an overview of the area and local manufactured home market. We have inspected the subject and its environs, collected and analyzed market data, inspected the comparable and competitive properties, considered and applied the appropriate valuation methods and reconciled the final value estimate.

     The real estate interest appraised is that of ownership in fee simple interest, subject to the existing tenant leases. The property is appraised as if free and clear of mortgages, liens, servitude's and encumbrances, except those noted in the body of this appraisal.

PURPOSE, FUNCTION AND DATE OF THE APPRAISAL
-------------------------------------------

     The purpose of the appraisal is to express our opinion of the "as is" market value of the fee simple interest, subject to existing tenant leases, of the real estate, as of May 1, 2000. The information, opinions, and conclusions contained in this report have been prepared as a basis for portfolio valuation. The date of this appraisal is May 1, 2000. The intended user of this report is the Windsor Corporation.

     Market Value is defined as: The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus.

     Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     .    Buyer and Seller are typically motivated;

     . Both parties are well informed or well advised, and each acting in what he considers his own best interest;

     .    A reasonable time is allowed for exposure in the open market;

     . Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

     . The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale./1/

___________________
/1/ The Office of the Thrift Supervision, 12 CFR 564.2(f).

AREA/NEIGHBORHOOD DESCRIPTION
-----------------------------

Location/Access
---------------

     The subject is located in an unincorporated area in central Polk County, approximately two miles southwest of the City of Winter Haven. The parcel is situated at the southeast corner of Thornhill and Spirit Lake Roads.

     Polk County and the Lakeland/Winter Haven SMSA (Standard Metropolitan Statistical Area) are synonymous. Interstate 4 passes through Polk County and is the main corridor for central Florida. The Gulf of Mexico is located approximately 50 miles to the west and the Atlantic Ocean is less than 55 miles to the east. Polk County lies on the southwest fringe of Central Florida's tourist center, centered in the Orlando-Kissimmee area.

Population
----------

     The 1998 population of Polk County is estimated to be 465,858. Over 77% of the population growth in Polk County is the result of in-migration. Future projections indicate a continued population growth although at a declining rate.

Economic Base
-------------

     The economic base for this general area consists of phosphate mining and processing, citrus production and processing, and agriculture (cattle and farming); however, light manufacturing, distribution, tourism, medical services, and services are becoming more important in the diversification of Polk County's economic base. The tourism aspects of the local economy result from the area's close proximity to Cypress Gardens in Winter Haven, Busch Gardens in Tampa, Disney World/Epcot/Universal Studios and Sea World near Orlando, and a substantial number of winter season residents.

     The county's average unemployment rate, which has been hovered at the 10% rate for the last five years, has reached a twenty-year low at 5.5%. As development pressures are moving inland from the coastal areas, Polk County's large land area and central location are two factors, which are expected to contribute to its future growth.

Transportation
--------------

     The primary form of transportation in Polk County is the automobile. Interstate 4 traverses the northern portion of the county. State Road 60 is the major east-west roadway in the south central portion of the county. U. S. Highway 17/92 provides east-west access in the north central portion of the county and north-south travel is accomplished via U. S. Highway 27 in the east portion of the county, and U. S. Highway 17/98 in the west portion of the county.

Area/Neighborhood Description                                                 9
-----------------------------

Concurrency
-----------

     The State of Florida's Local Government Comprehensive Planning Act of 1975 required all counties and municipalities in the state to develop, implement and monitor local comprehensive and growth management plans. Pursuant to this law, each county was required to publish Land Use Policy Guides, both in written and map form, which designate desired types of land use and probable zoning for all county lands not within their boundaries.

Summary
-------

     In conclusion, Polk County enjoys a strategic location between the two rapidly growing Tampa and Orlando Metropolitan areas. The county is also centrally located to many of the area's major tourist attractions. This coupled with its mild winter climate, points to long-term growth and prosperity. Short-term economic distress has resulted from the current economic recessions, but Polk County's economy should continue to diversify, which will make it less vulnerable to economic downturns in any one particular sector. The prospect of an increasing population base, together with economic improvement is expected to contribute positively to the overall growth of the area.


MANUFACTURED HOME COMMUNITY MARKET OVERVIEW
-------------------------------------------

     According to the Florida Manufactured Housing Association's 1998 Statistical Package, there are 471 manufactured home communities in Polk County. Of this total, there are 102 communities (approximately 22% of the total), with 101 or more spaces. Additionally, 115 of the communities, or approximately 24% of the total, are in the 26 to 100-space range. Approximately 54% of the manufactured home communities in Polk County have 100 or fewer spaces. The large percentage of small communities points to a fragmented marketplace, with a variety of ownership forms. The subject, at 238 spaces, is one of the larger communities in Polk County.

LAND AND SITE IMPROVEMENTS
--------------------------

     The site is an irregularly shaped parcel of land containing an estimated
30.8 acres of gross area. The tract is generally level and at the surrounding street grade. Drainage of the tract appears adequate and no adverse soil or subsoil conditions were observed during the physical inspection of the site. Utility services connected and in service on the date of valuation include water, sanitary and storm sewer, electricity, natural gas and telephone.

     The individual lots in the community are accessed by roadways arranged to maximize the use of the land. Roadway improvements include:

     Street-bed:      Spirit Lake and Thornhill Roads are asphalt paved, two-
     ----------
                      lane thoroughfares. The subject streets are asphalt paved
                      15-foot wide roadways.

     Sidewalks/Curb:  There are no sidewalks or curbs along the public streets
     --------------
                      or in the subject.


     Street Lights:   The public and community streets are lighted with pole
     -------------
                      mounted overhead streetlights.

     Landscaping:     Sodded and planted areas extend along the entire perimeter
     -----------
                      and throughout the site.

     Encumbrances:    None Noted
     ------------

     Easements:       Standard utility easements are assumed to exist.
     ----------

     Encroachments:   None Noted
     -------------

     Our review of the deed and county property records did not reveal any adverse or potentially adverse interests that would affect the utility of the subject property. Specifically, there are no recorded, or otherwise known liens, defects in title or adverse easements. There are no rent controls in effect in Polk County.

Functional Utility
------------------

     The site, which is irregular in shape and contains approximately 30.8 acres, is large enough to accommodate building improvements and roadways as well recreational amenities and green areas. The site is considered functional for various residential development scenarios. The current development of total units equates to an overall density of approximately 7.73 units per acre, which is higher than current development standards, which tend toward larger lot sizes, wider streets and more green areas.

IMPROVEMENT DESCRIPTION
-----------------------

     The subject is improved with 238 manufactured home community pads, arranged along streets configured to maximize the available lot spaces. All of the lots vary slightly in size and are generally 40 or 50 feet x 85 feet.

     The common area amenities include the clubhouse and adjoining shuffleboard courts, located on the northern side of the property. The pool, laundry and office building are located on the south side of the property. We have not estimated a separate value for these amenities, or equipment, as they are standard items found at most Manufactured Home Communities. These amenities are typical, adequate and functional in use.

     The community and site improvements were built in the early 1970's, and the community is approximately 25 to 30 years old. The common areas, streets, amenities and individual mobile homes were observed to be in average overall condition, having been originally constructed of quality materials and having been maintained over the years. No significant item of deferred maintenance was noted and the current maintenance level is rated good.


OWNERSHIP AND PROPERTY HISTORY
------------------------------

     The ownership of the subject property, as recorded in the Official Records of Polk County in Deed Book 3590 at Page 1806, is in the name of Windsor Park Properties 456. The Deed was recorded on October 11, 1995 and the indicated consideration was $3,400,000.


OCCUPANCY
---------

     The property is occupied by a fully developed 238-space manufactured home community. Our inspection confirmed that there are five vacant lots and the physical occupancy is 97.9%. In addition to the five vacant spaces, there is one vacant community-owned home and an employee-occupied home, indicating an economic occupancy of 97.1%.

     The subject is governed, as required by law, by a prospectus, originally dated June 6, 1985, and revised on January 15, 1996.

ZONING AND OTHER LAND USE CONTROLS
----------------------------------

     The property is zoned as a Residence R4 Open Density District under the Polk County zoning ordinance. It is our opinion that the subject property is in conformance with the zoning code.

Concurrency
-----------

     The subject is in conformance with the approved comprehensive plan filed by Polk County and concurrency is not an issue.

Flood Hazard
------------

     The subject property is located in a designated Flood Zone "X" according to Flood Map Community Number 120112, Panel 0190D, dated August 3, 1992. Zone X is defined as "Areas of 500-year flood; and areas of 100-year flood with average depths of less than 1 foot..."

Environmental
-------------

     We observed no obvious areas of contamination on or about the site. However, we have no qualifications in environmental hazards and recommend an environmental audit be performed.

REAL ESTATE ASSESSMENT AND TAXES
--------------------------------

     The subject property is identified in the Polk County records under Parcel Number 11-29-25-000000-013010. The assessed value of the subject totals $1,556,500. It is our opinion that the subject is under assessed. The 1999 taxes were $39,392.13.

     Assessed values, for purposes of property taxation are determined on January 1, of each year. In the state of Florida, properties are assessed at 100% of the market value, as required by Florida Statute, Chapter 192.042. Properties are reassessed annually and equitability of assessments is not a basis for assessment in the state of Florida.

     Taxes are due and payable on the first day of the year, although tax bills are issued in arrears. Discounts up to 4% of the total bill are available for early payment and taxes become delinquent after March 31. Our discussions with a number of owner's of investment real estate and Manufactured Home Communities has indicated that "early" payment of real estate taxes is a very common practice. Additionally, prudent management would also dictate the payment of real estate taxes to take advantage of any discounts offered. Our estimate of taxes of $38,195, in our "Reconstructed Operating Statement" reflects this common practice.

MARKETABILITY AND MARKETING PERIOD
----------------------------------

     The subject is competitive with other properties in the marketplace and is marketable, although not considered a candidate for a resident purchase. Discussions with large institutional manufactured home community investor representatives and local area realtors, indicated that "properly priced", stable, well kept manufactured home communities should "be under contract" within a six month period in today's market.

     Our discussions further indicated that institutional investors required a minimum of 200 spaces, and pricing would reflect an 8.0% to 9.0% overall capitalization rate requirement for age-restricted communities. Pricing is established by processing gross income, reduced by a vacancy and credit loss factor, operating expenses and an additional capital charge based on overall condition, is deducted to arrive at a net operating income (NOI). Those surveyed indicated that at properties not operating at stabilized occupancy, they were unwilling to compensate a seller for any of the upside to be gained in filling the property.

     In late summer 1998, commercial mortgage backed securities (CMBS) lenders restructured their pricing for long term fixed rate loans. These loans had historically been priced based on an interest rate spread above Treasury Securities. The secondary market for these loans became illiquid and lenders were unable to sell the loans profitably. Consequently, although interest rates on Treasuries have fallen, the interest rates on securitized loans have increased. Prior to this increase, interest rate spreads were available lower than 150 basis points over the 10-year Treasuries. Since the fall, spreads have increased to the low 200 basis point range for manufactured housing communities.

     Interest rates are low and financial institutions are again willing to lend money for real estate projects with good occupancies. There has also been significant institutional investor interest in manufactured home community investments. In our opinion, the marketing period for the property would be within the range indicated by the industry participants or six months.

HIGHEST AND BEST USE
--------------------

     Highest and Best Use may be defined as: The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and which results in the highest value."2

     We have considered all of the potential uses to which the subject is legally and physically adaptable. It is our opinion that the current use of the subject, as a 238-space, age-restricted, manufactured home community, represents the highest and best use of the subject.


VALUATION PROCESS
-----------------

     There are three recognized approaches to the valuation of real property:
Cost; Income; and, Direct Sales Comparison. The appropriateness of each approach varies with the type and age of the property under examination, as well as the quantity and quality of applicable market data as of the appraisal date. In the analyses and appraisal of the subject, we have considered the positive and negative aspects of each approach for this specific assignment.

     The Cost Approach provides a value indication based on the depreciated cost of the improvements added to land value. The Income Approach produce an estimate of value through an economic analysis of the net income derived from the property and is converted to a capital sum at an appropriate rate. The Sales Comparison Approach produces an estimate of value through a comparison of similar properties, which have been transferred in the local market.

     In the analysis of a fully occupied manufactured home community, investors are primarily concerned with cash flow to service any debt and the equity position. While development costs are important for developing communities, investors assume that these costs are adequately accounted for in rental levels. In communities where developers have made money on the sale of mobile homes by offering low space rental rates, an investor would not be willing to compensate a seller for any more than the income to be received. The subject is fully developed with no expansion possibilities, therefore a potential investor would be primarily interested in the cash flow and equity return and we have excluded the Cost Approach.

___________________
/2/ The Appraisal Institute, The Appraisal of Real Estate, 10th Ed. Chicago:
                            ----------------------------
The Appraisal Institute, 1992, page 275.

INCOME CAPITALIZATION APPROACH
------------------------------

     As an introduction to the analysis of the subject it is helpful to identify the goals and objectives of both buyers and sellers of properties such as the subject.

     From the standpoint of a seller, maximum price is, of course, an initial goal. Tempered by capital gains considerations and the potential for recapture of book depreciation accruals, a seller is often forced to consider a negotiated price that may include such concessions as interim or permanent financing. Dictated by market forces, the rate, term, and amount of financing may be favorable, neutral, or unfavorable with respect to the ultimate selling price.

     The purchasers of investment realty naturally prefer to pay a minimum price subject to terms, and within the goal of price minimization seek:

     1. Cash flow relative to capital investment measured either on a pre-income tax or post-income tax basis.

     2.   Minimal capital investment to permit leverage.

     3.   Equity build-up through mortgage amortization.

     4.   Sheltered income through accumulation of book depreciation.

     5.   Capital accumulation through market appreciation.

     The relative importance of the above factors to an investor's formula is difficult to quantify. Institutional investors, speculators, developers, financial institutions, and syndicators do not uniformly apply the same investment strategies. Location, property size, tenant mix, age of the facility, absence or presence of long term leases, assignability of existing debt, condition of the facility, level of occupancy, quality of management, and other related factors are among the criteria that affect the marketability of an income-producing property in the market. The first step in the Income Approach to value involves the estimate of future net operating income to be generated by the subject property. The estimate of net operating income is derived through the process of estimating the total potential gross income (PGI from rentals and other sources, less any vacancy and credit loss producing an effective gross income (EGI) estimate. All expenses associated with the operation of the property are then deducted to yield a stabilized net operating income (NOI) estimate.

     A survey of the competitive properties is presented in summary form on the following page.

                                                                              16
                              Rental Comparables

====================================================================================================================================
  No.  Property Name                           Sites/        Monthly     Services Included               Amenities
       Property Address                    Occupied Sites     Rental      In Monthly Rent
                                             % Occupied       Rates
------------------------------------------------------------------------------------------------------------------------------------
   1   Lucerne Lakeside                        140/137      $235.00 -    Water, sewer and     Clubhouse, shuffleboard and lake
       3000 Old Lucerne Park Road               97.9%       $270.00      trash collection.    frontage/ boat slips.
       Winter Haven, Polk County, Florida
------------------------------------------------------------------------------------------------------------------------------------

   2   Hidden Cove West                        243/243      $215.00 -    None                 Clubhouse, pool, shuffleboard and
       528 Lake Hendry Drive                    100.0%      $270.00                           lake frontage.
       Winter Haven, Polk County, Florida
------------------------------------------------------------------------------------------------------------------------------------

   3   Swiss Village                           376/376      $225.00 -    Water.               Clubhouse, pool, shuffleboard,
       366 Alpine Drive                         100.0%      $325.00                           miniature golf and lake frontage.
       Winter Haven, Polk County, Florida
------------------------------------------------------------------------------------------------------------------------------------

   4   Orange Manor East                       205/204      $225.00 -    Trash collection.    Clubhouse, laundry, shuffleboard,
       206 Orange Manor Drive                   99.5%       $247.00                           fishing/boat ramp.  Off-site pool and
       Winter Haven, Polk County, Florida                                                     miniature golf.
------------------------------------------------------------------------------------------------------------------------------------

   5   Orange Manor West                       253/247      $226.50 -    Trash collection.    Clubhouse, pool, shuffleboard and
       18 Kinsmen Drive                         97.6%       $234.50                           miniature golf.
       Winter Haven, Polk County, Florida
------------------------------------------------------------------------------------------------------------------------------------

   6   Winter Haven Oaks                       343/185      $189.00 -    Lawn mowing          Clubhouse, pool, shuffleboard and
       5248 Spirit Lake Drive                   53.9%       $277.00                           tennis.
       Winter Haven, Polk County, Florida
------------------------------------------------------------------------------------------------------------------------------------

   S   Winter Haven Mobile Home Community      238/233      $242.00      Water, sewer and     Clubhouse, pool, laundry, and
       50 Charlotte Drive                       97.9%                    trash collection.    shuffleboard.
       Winter Haven, Polk County, Florida
====================================================================================================================================

Income Capitalization Approach                                               17

Income Analysis
---------------

    The general market practice is on a base lot rent charged on a monthly basis. This ranges between $189.00 and $235.00 per month, as indicated by the rent comparables recited in this report. As shown by our survey, the subject's lot rents are just above the base rents but are within the overall market range.

Potential Gross Income
----------------------

    In our forecast of total rental income, we have projected 12 months at the current rent levels. Based on the current rent roll, the total monthly rent amounts to $57,596 and the monthly rental rate is $242.00. The potential gross income from rentals is $691,152 per year.

Vacancy and Credit Loss
-----------------------

    The subject is an age-restricted community that has a physically occupancy of 97.9%, with five of the 238 sites vacant. As previously indicated, the economic vacancy of the subject is 2.9%. To the economic vacancy, we have added a percentage to account for credit loss in our estimate of total economic vacancy of 5.0% of total potential gross income, or $34,558.

Miscellaneous Income
--------------------

    Additional income is typically derived from sources such as storage fees, labor charges to the tenants, commissions on sales and rentals of the units. Historically, miscellaneous income generated at the subject decreased from $54.33 per space in 1997 to $4.24 per space in 1999. We have estimated miscellaneous income at $5.00 per space or $1,190 annually.

Effective Gross Income (EGI)
----------------------------

    Effective Gross Income is derived from income based upon the current economic rent less a vacancy and credit loss allowance for present and anticipated losses due to tenant changes, plus any additional income. Thus, potential gross rental income of $691,152 less a vacancy and credit loss allowance of $34,558, or 5.0% produces an effective gross income from rentals estimate of $656,594. To this amount, we have added an estimated income derived from miscellaneous sources of $1,190, arriving at an effective gross income estimate of $657,784.


 ==================================================================================================================

                                  Winter Haven - Summary of Historical Operations


                                   Pct. of    $ Per              Pct. of     $ Per              Pct. of     $ Per
                          1997     Income     Space      1998     Income     Space      1999     Income     Space
___________________________________________________________________________________________________________________

Income:
Rents                   $605,209    97.91%  $2,542.89  $626,836    98.63%  $2,633.76  $645,833    99.84%  $2,713.58
Miscellaneous Income      12,931     2.09%      54.33     8,695     1.37%      36.53     1,009     0.16%       4.24
                        -------------------------------------------------------------------------------------------
Total Income            $618,140   100.00%  $2,597.23  $635,531   100.00%  $2,670.30  $646,842   100.00%  $2,717.82

Expenses:
Administration/Office   $ 40,036     6.48%  $  168.22  $ 36,307     5.71%  $  152.55  $ 35,661     5.51%  $  149.84
Insurance                 10,601     1.71%      44.54     3,946     0.62%      16.58     4,257     0.66%      17.89
Maintenance & Repairs     36,194     5.86%     152.08    22,015     3.46%      92.50    24,048     3.72%     101.04
Management Expense        30,789     4.98%     129.37    31,570     4.97%     132.65    32,342     5.00%     135.89
Wages & Benefits          53,091     8.59%     223.07    57,712     9.08%     242.49    58,625     9.06%     246.32
Property Taxes            36,315     5.87%     152.58    36,890     5.80%     155.00    41,800     6.46%     175.63
Utilities                 66,434    10.75%     279.13    84,453    13.29%     354.84    67,188    10.39%     282.30
                        ___________________________________________________________________________________________
Total Expenses          $273,460    44.24%  $1,148.99  $272,893    42.94%  $1,146.61  $263,921    40.80%  $1,108.91

Net Operating Income    $344,680    55.76%  $1,448.24  $362,638    57.06%  $1,523.69  $382,921    59.20%  $1,608.91
===================================================================================================================

Income Capitalization Approach                                               19

Operating Expense Analysis
--------------------------

Administrative/Office: Historically, this expense has shown a decreasing trend.
---------------------
In the financial statements, this expense does include some corporate expense items that we have not considered. Our stabilized estimate is $150.00 per space per year, equal to $35,700 or approximately 5.43% of the estimated effective gross income.

Insurance: Historically, this expense has exhibited a varying trend. Our
---------
estimate of this expense has been based on the historical amounts at $20.00 per space per year. This is equal to $4,760 annually, approximately 0.72% of the effective gross income.

Maintenance and Repair: Historically, this expense was equal to $152.08 per
----------------------
space in 1997 decreased to $92.50 per space in 1998 and increased to $101.04 per space in 1999. Our estimate of $120.00 per space per year is equal to $28,560 is believed adequate to properly maintain the community. This amount is equal to approximately 4.34% of the estimated effective gross income.

Management Fees: This expense typically includes off-site management, the
---------------
oversight of the on-site manager and monthly bookkeeping functions. We used a 5% of estimated effective gross income, typical in the market place, equal to $32,889 or $138.19 per space per year.

Wages and Benefits: This expense was equal to $223.07 in 1997 and increased to
------------------
$246.32 in 1999. We have estimated this expense at $250.00 per space per year or $59,500, which is equal to 9.05% of the estimated effective gross income.

Property Taxes: This category is project specific due to location.  Based on our
--------------
analysis of the historical tax trends, we have estimated the tax liability to be $38,195. This equates to $160.48 per space per year or 5.81% of the estimated effective gross income.

Utilities:  This expense ranged from $279.13 per space in 1997 to $354.84 per
---------
space in 1998. We have estimated this expense at $300.00 per space per year. This is equal to $71,400, or approximately 10.85% of the estimated effective gross income.

Reserves: This expense category represents the inclusion of set-asides for major
--------
recurring or capital type expenditures experienced periodically by any property. We have used $25.00 per space per year, believed adequate to cover future capital costs. This equates to $5,950 annually or approximately 0.94% of the estimated effective gross income.

Total Expenses: To summarize, we have stabilized total operating expenses for
--------------
the subject at $276,954. This estimate is equal to 42.10% of the Effective Gross Income (EGI) estimate or $1,163.67 per space per year. As shown, the historical expenses ranged from 40.80% in 1999 to 44.24% in 1997.

Income Capitalization Approach                                               20

 ============================================================================================================

                                                   Winter Haven
                                         Reconstructed Operating Statement
=============================================================================================================

Income:
Gross Potential Rental Income                                                      Pct.                  $
          Spaces     Monthly Rent       Monthly Total        Annualized           of EGI             Per Space
--------------------------------------------------------------------------------------------------------------
            238         $242.00             $57,596          $691,152             105.07%           $2,904.00
Less:
  Vacancy & Credit Loss                                       (34,558)               5.0%           $ (145.20)
                                                             ------------------------------------------------
Effective Gross Income From Rentals                          $656,594              99.82%           $2,758.80
Add:
  Miscellaneous Income                                          1,190               0.18%           $    5.00
                                                             ------------------------------------------------
Total Effective Gross Income                                 $657,784             100.00%           $2,763.80

Expenses:
Administrative/Office                                        $ 35,700               5.43%           $  150.00
Insurance                                                       4,760               0.72%               20.00
Maintenance & Repairs                                          28,560               4.34%              120.00
Management Expense                                             32,889               5.00%              138.19
Wages & Benefits                                               59,500               9.05%              250.00
Property Taxes                                                 38,195               5.81%              160.48
Utilities                                                      71,400              10.85%              300.00
Reserves                                                        5,950               0.90%               25.00
                                                             ------------------------------------------------
Total Expenses                                               $276,954              42.10%           $1,163.67

Net Operating Income                                         $380,831              57.90%           $1,600.13
=============================================================================================================

Income Capitalization Approach                                               21

Selection of a Capitalization Rate
----------------------------------

     Direct capitalization of terminal net operating income by an overall capitalization rate extracted from the market provides an excellent indication of market value. Purchasers of manufactured home communities most often utilize this method. This method is easily understood, closely related to the market, and convincing if the overall rates abstracted from recent sales are from comparable sale properties and accurate income data are available.

Market Data
-----------

     The comparable sale data indicated an overall capitalization rate between 7.98% and 9.48%. The data indicates a narrow range in overall capitalization rates, which tend to be influenced by the size of the community, its occupancy, expense ratio, age and condition, amenity package and location.

     ================================================================
     Sale      Sale Date         Occupancy Rate       Overall Rate
     ----------------------------------------------------------------
      1           July 1998        100.0%                 8.24%
     ----------------------------------------------------------------
      2           July 1999         96.9%                 9.48%
     ----------------------------------------------------------------
      3          March 1999         98.1%                 9.27%
     ----------------------------------------------------------------
      4        October 1998         97.2%                 8.72%
     ----------------------------------------------------------------
      5         August 1999         98.8%                 7.98%
     ================================================================

     In this instance, the subject has a physical vacancy of 2.1% and was observed to be in good overall condition. The market has been competitive in recent years, indicating increased risk, increasing the going-in capitalization rate. Based on these considerations, we have concluded an overall capitalization rate in the middle of the indicated range of 9.0%.

Debt Coverage Ratio Method
--------------------------

     We have also developed an overall rate through the Debt Coverage Ratio analysis. Current commercial lending policies indicate a mortgage loan of 75% of market value, based on a 20-year amortization schedule at an annual interest rate of 8.00%, which yields an annual mortgage constant of 10.0373%. A minimum debt coverage ratio (DCR) of 1.20 to 1.00, would likely be required for a property similar to the subject. Based on these assumptions an overall capitalization rate has been developed, as presented below:

================================================================================
       M                         f                   DCR                OAR
                    X                     X                     =
Loan to Value Ratio     Mortgage Constant   Debt Coverage Ratio    Overall Rate
--------------------------------------------------------------------------------
        0.75                0.100373                 1.20            0.090336

      Rounded                                                            9.0%
================================================================================

Income Capitalization Approach                                               22

     The Debt Coverage Ratio method indicated a capitalization rate based upon financing by local banks. However, as the popularity of manufactured home community investments has increased, alternate sources of financing have become available through insurance companies and conduit programs.

     The presence of institutional investors in the market and the reduction in quality of real estate investments has bid down rates on manufactured home communities. Investors have become more creative in their acquisition strategies in order to compete. Therefore, actual transactions in the marketplace better demonstrate investor perceptions of yields on manufactured home community investments.

     We have placed a greater emphasis on the overall capitalization rate indicated by the market data, as this is a direct reflection of risk perceptions by market participants, although the rates are almost equivalent. Our estimate of the market value of the subject, indicated by the Income Capitalization Approach, is calculated as follows:


      Net Operating Income       Overall Capitalization Rate       Market Value

            $380,831                divided by 0.09                  $4,231,456

            Rounded to                                               $4,200,000

SALES COMPARISON APPROACH                                                    23
-------------------------


     The fundamental premise of the Sales Comparison Approach is the concept that the analysis of sales of reasonably similar properties provides an appraiser with empirical data from which observations and conclusions about the property being appraised can be made. Proper application of the approach requires that:

     1. Only market transactions be weighed, and the data of each transaction be confirmed to the greatest extent possible.

     2. The degree of comparability of each sale to the subject be considered; differences in physical, functional, and economic characteristics be noted; and adjustments for the differences be made.

     3. The value conclusion is consistent with the analysis of the sales data.

     So that a conclusion from the analysis of the sales data can be drawn, a unit of comparison has been selected. Calculation of a unit of comparison provides a common denominator by which the market sales can be related to each other and to the subject property. The commonly accepted unit of comparison in the valuation of manufactured home communities is the selling price per space.

     While a diverse array of transactions was initially considered, the sales selected for direct comparison to the subject are those transactions that are most similar to the subject. For dissimilar features adjustments are made indicating the price at which the subject could be expected to sell. In making adjustments, all relevant factors were considered including:

    1.    Nature of surrounding development.

    2.    Size.

    3.    Availability of competing properties.

    4.    Effect of time on selling prices.

    5.    Age and condition of the improvements.

     Based on our investigation, the following five sales are the most significant transactions for direct comparison with the subject.

                          Summary of Sale Comparables

 ============================================================================================================================
 No.   Name/Location                          Sale Price/    Total         Price/        Average        EGIM/        O.A.R.
                                              Sale Date      Spaces/       Space        Lot Rent          %
                                                            Occupancy                                   Expenses
_____________________________________________________________________________________________________________________________
 1  Ship Reck Harbor                            $2,450,000      112/        $21,875       $220.00         7.89/      8.24%
    1600 Lake Shipp Drive South                  July 1998      100.0%                                   35.0%
    Winter Haven, Polk County, Florida
-----------------------------------------------------------------------------------------------------------------------------
 2  Hidden Village                              $2,450,000       130/       $18,846       $253.29         5.56/      9.48%
    3035 66th Avenue North                       July 1999       96.9%                                   47.3%
    St. Petersburg, Pinellas County, Florida
-----------------------------------------------------------------------------------------------------------------------------
 3  Flamingo Shores & Heritage Estates          $4,000,000       206/       $19,417       $217.00         7.83/      9.27%
    3275 West U. S. Highway 92                  March 1999       98.1%                                   27.4%
    Winter Haven, Polk County, Florida
-----------------------------------------------------------------------------------------------------------------------------
 4  Tyrone Village                              $2,200,000        110/      $20,000       $260.00         6.67/      8.72%
    13618 North Florida Avenue                October 1998       97.2%                                   41.9%
    Tampa, Hillsborough County, Florida
-----------------------------------------------------------------------------------------------------------------------------
 5  Gateway Mobile Home Park                    $8,600,000        337/      $25,519       $290.00         7.86/      7.98%
    10100 Gandy Boulevard                      August 1999        98.8%                                  37.3%
    St. Petersburg, Pinellas County, Florida
=============================================================================================================================

Sales Comparison Approach                                                    25

     As previously stated, the Sales Comparison Approach involves investigating recent transfers of properties similar to the subject.

     Sale Comparable Number One is Ship Reck Harbor in Winter Haven, Polk County, Florida. This 112 space rental park sold for $2,450,000 in July 1998. This price equates to a sale price per space of $21,875. Based on an effective gross income of $310,680, the EGIM was 7.89, and the overall rate was 8.24%. This park was 100.0% occupied at the time of sale.

     Sale Comparable Number Two is Hidden Village in St. Petersburg, Pinellas County, Florida. The property has 130 home sites and recently sold for $2,450,000, or $18,846 per space. Based on an effective gross income of $440,560, the EGIM was 5.56. The expenses represented 47.3% of the effective gross income and the indicated capitalization rate was 9.48%. This age restricted community was 96.9% occupied at the time of sale.

     Sale Comparable Number Three is the combined sale of Flamingo Shores and Heritage Estates in Winter Haven, Polk County, Florida. This 206 space age restricted community sold for $4,000,000 in March 1999. This price equates to a sale price per space of $19,417. Based on an effective gross income of $510,603, the EGIM was 7.83, and the overall rate was 9.27%. The parks were 98.1% occupied at the time of sale.

     Sale Comparable Number Four is Tyrone Village Mobile Home Park in Tampa, Hillsborough County, Florida. This 110 space age restricted community sold for $2,200,000 in October 1998. This price equates to a sale price per space of $20,000. Based on an effective gross income of $329,839, the EGIM was 6.67, and the overall rate was 8.72%. This community was 97.2% occupied at the time of sale.

     Sale Comparable Number Five is Gateway Mobile Home Park located in St. Petersburg, Pinellas County, Florida. This 337-site age restricted community sold for $8,600,000 in August 1999. This price equates to a sale price per site of $25,519. Based on an effective gross income of $1,094,711, the EGIM was 7.86, and the overall capitalization rate was 7.98%. This community was 98.8% occupied at the time of sale.

     All of the sales were fee simple transactions, with abnormal financing reflected in the cash equivalent price. There were no abnormal sale conditions known to have occurred and all of the sales represent transactions that have taken place over the past two year period, having traded under similar market conditions.

     Other adjustments, typically considered, are location, amenities, age and condition, occupancy, etc., and are reflected in the average lot rent. A tenant is typically willing, absent other factors, to pay more lot rent for a better located, newer community. This also holds true for amenities, age and other factors. The average lot rent reflects, in most cases, the market perception of a property's position in the marketplace. It is also typical that lot rent increases contribute to increases in net operating income. Alternatively, we have employed the effective gross income

Sales Comparison Approach                                                    26

multiplier (EGIM), in this analysis.

     The Effective Gross Income Multiplier for the comparable sale properties ranged between 5.56 and 7.89. As previously discussed, the EGIM is essentially a function of the average lot rent. The average lot rent is a function of the physical aspects of the property, such as age and condition, location and amenities. EGIM's also reflect the market's perception of the potential for future rent increases.

     The subject is an older, fully developed age restricted community located just south of the Winter Haven City limits. As with the subject, all of the comparable sales are fully developed, stabilized properties and any additional potential income is available only from rent increases. The subject rents are well supported in the marketplace.

     Based on these considerations, we have concluded an EGIM in the middle portion of indicated range, processing subject's Effective Gross Income of $657,784 with an EGIM of 6.40.

          Thus $657,784   x 6.40 is     $4,209,818

          Rounded to                    $4,200,000

     On a per space basis, this is equivalent to $17,647.

FINAL ESTIMATE OF VALUE                                                      27
-----------------------


     The two approaches to value applied in the subject analysis yielded these conclusions:

          Income Capitalization Approach                 $4,200,000

          Sales Comparison Approach                      $4,200,000

     Depending on the circumstances of an appraisal, the two approaches to value apply to various degrees. The income capitalization approach indicates the amount at which a prudent investor might be interested in acquiring the property. The sales comparison approach reflects demand and reasonable selling price expectancy as evidenced by sales of similar properties.

     In the reconciliation, we reviewed each approach to value (a) to ascertain the reliability of the data and (b) to weight the approach that best represented the actions of typical users and investors in the marketplace.

     The income capitalization approach depends on the principles of substitution and anticipation. This approach postulates that the value of a property derives from the net income the property will produce during its economic life. Investors in the market predicate their decisions on economic factors oriented to the market and concern themselves with net income and its durability. The income capitalization approach synthesizes the capitalized return to and of the improvements and to the land. In the current instance, the availability of sufficient reliable and supportable historical data for the subject, made the income capitalization approach a reliable gage of the market value of the subject.

     The sales comparison approach uses a number of value indicators, both physical and economic, including investors' strategies and attitudes reflected in documented market transactions. The principle of substitution is the basis of this approach, which states that a prudent investor will pay no more to buy a property than the cost to buy a comparable substitute property. In the valuation of the subject property, the sales comparison approach was considered reliable. Given the relative homogeneity of the locations, the availability of market data, we have emphasized this approach in the valuation.

     The two approaches reflect the same value. Our opinion of the market value of the subject, based on a reasonable exposure period of six months, as of May 1, 2000 was:

                 - FOUR MILLION TWO HUNDRED THOUSAND DOLLARS -

                                  ($4,200,000)

CERTIFICATION                                                                28
-------------


We certify that, to the best of our knowledge and belief:

  .  The statements of fact in this report are true and correct.

  . The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, impartial and unbiased professional analyses, opinions, and conclusions.

  . We have no present or prospective interest in the property that is the subject of this report, and no personal interest with respect to the parties involved.

  . We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

  . Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

  . Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

  . Our analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

  . The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

  . As of the date of this report, John H. Whitcomb, MAI, CCIM has completed the requirements under the continuing education program of the Appraisal Institute.

  . John H. Whitcomb, MAI, CCIM and William G. Trask have made a personal inspection of the property that is the subject of this report.

  . No one provided significant professional assistance to the persons signing this report.

  . We are in compliance with the competency provisions of the Uniform Standards of professional Appraisal Practice of the Appraisal Foundation.

  . This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan.


_____________________________     __________________________
John H. Whitcomb, MAI, CCIM         William G. Trask
St. Cert. Gen. REA #0001234         St. Cert. Gen. REA #0002347

ASSUMPTIONS AND LIMITING CONDITIONS                                          29
-----------------------------------


The primary assumptions and limiting conditions pertaining to the conclusion in this report are summarized below.

To the best of our knowledge and belief, the statements of facts contained in the appraisal report, upon which the analysis and conclusion expressed are based, are true and correct. Information, estimates and opinions furnished to us and contained in the report or utilized in the formation of the value conclusion were obtained from sources considered reliable and believed to be true and correct. However, no representation, liability or warranty for the accuracy of such items is assumed by or imposed on us, and is subject to corrections, errors, omissions and withdrawal without notice.

The legal description of the appraised property, as exhibited in the report is assumed correct.

The valuation may not be used in conjunction with any other appraisal or study. The value conclusion stated in this appraisal is based on the program of utilization described in the report, and may not be separated into parts. The appraisal was prepared solely for the purpose and party so identified in the Purpose and Function of the Report. The appraisal report may not be reproduced, in whole or in part, and the findings of the report may not be utilized by a third party for any purpose, without the written consent of Whitcomb Real Estate.

No change of any item in any of the appraisal report shall be made by anyone other than Whitcomb Real Estate and we shall have no responsibility for any such unauthorized change.

The property has been appraised as though free and clear of mortgages, liens, leases, servitudes and encumbrances, except as may be described in the appraisal.

We are not required to give testimony or to be in attendance at any court or administrative proceeding with reference to the property appraised unless additional compensation is agreed to and prior arrangements have been made.

Unless specifically stated, the value conclusion contained in the appraisal applies to the real estate only, and does not include personal property, machinery and equipment, trade fixtures, business value, goodwill or other non-realty items. Income tax considerations have not been included or valued unless so specified in the appraisal. We make no representations as to the value changes that may be attributed to such considerations.

Neither all nor any part of the contents of the report shall be disseminated or referred to the public through advertising, public relations, news or sales media, or any other public means of communication or referenced in any publication, including any private or public offerings including buy not limited to those filed with Securities and Exchange Commission or other governmental agency, without the prior written consent and approval of and review by Whitcomb Real Estate.

Assumptions and Limiting Conditions                                          30

In completing the appraisal, it is understood and agreed that the report are not now intended, and will not be used in connection with a real estate syndication.

Good and marketable title to the interest being appraised is assumed. We are not qualified to render an "opinion of title," and no responsibility is assumed or accepted for matters of a legal nature affecting the property being appraised. No formal investigation of legal title was made, and we render no opinion as to ownership of the property or condition of its title.

Unless otherwise noted in the appraisal, it is assumed that there are no encroachments, zoning, building, fire or safety code violations, or restrictions of any type affecting the subject property. It is assumed that the property is in full compliance with all applicable federal, state, local and private codes, laws, consents, licenses and regulations, and that all licenses, permits, certificates, approvals, franchises, etc. have been secured and can be freely renewed and/or transferred to a purchaser.

It is assumed that the utilization of the land and any improvements are within the boundaries or property lines of the property described, and that there are no encroachments, easements, trespass, etc., unless noted within the report. We have not made a survey of the property, and no responsibility is assumed concerning any matter that may be disclosed by a proper survey. If a subsequent survey should reflect a differing land area and/or frontages, we reserve the right to review our final value estimate.

All maps, plats, building diagrams, site plans, floor plans, photographs, etc. incorporated into the appraisal are for illustrative purposes only, to assist the reader in visualizing the property, but are not guaranteed to be exact. Dimensions and descriptions are based on public records and/or information furnished by others, and is not meant for use as a reference in legal matters of survey.

Management is assumed to be competent, and the ownership to be in responsible hands. The quality of property management can have a direct effect on a property's economic viability and value. The financial projection contained in the appraisal assumes responsible ownership and competent management. Any variance from this assumption could have a significant impact on the final value estimate.

We assume that there are no hidden or unapparent conditions of the property's soil, subsoil or structures, which would render them more or less valuable. No responsibility is assumed for such conditions, or for engineering which might be required to discover such factors. Detailed soil studies were not made available to us, so statements regarding soil qualities, if made in the report, are not conclusive but have been considered consistent with information available to us and provided by others. In addition, unless stated otherwise in the appraisal, the land and soil of the area under appraisement appears firm and solid, but the appraisal does not warrant this condition.

The appraisal report covering the subject is limited to surface rights only, and does not include any inherent subsurface or mineral rights.

The appraisal is made for valuation purposes only. It is not intended nor to be construed to be an engineering report. We are not qualified as structural or environmental engineers and we are not qualified to judge the structural and environmental integrity of the improvements, if any. Consequently, no warranty, representations or liability are assumed for the structural soundness, quality, adequacy or capacities of said improvements and utility services, including the construction materials, particularly the roof, foundations, and equipment, including the HVAC systems, if applicable. Should there be any question concerning them, it is strongly recommended that an Engineering, Construction, and/or Environmental inspection be obtained. The value

Assumptions and Limiting Conditions                                          31

estimate stated in this appraisal, unless otherwise noted, is predicated on the assumption that all of the improvements, equipment and building services, if any, are structurally sound and suffer no concealed or latent defects or inadequacies other than those noted in the appraisal.

Any proposed construction or rehabilitation referred to in the appraisal report is assumed to be completed within a reasonable time and in a workmanlike manner according to or exceeding currently accepted standards of design and methods of construction.

Any areas or inaccessible portions of the property or improvements not inspected are assumed to be as reported or similar to the areas, which are inspected.

Unless specifically stated in the report, we found no obvious evidence of insect infestation or damage, dry or wet rot. Since a thorough inspection by a competent inspector was not performed for us, the subject improvements, if any, is assumed to be free of existing insect infestation, wet rot, dry rot, and any structural damage which may have been caused by pre-existing infestation or rot which was subsequently, treated.

In the appraisal assignment, the existence of potentially hazardous material used in the construction, maintenance or servicing of the improvements, such as the presence of urea-formaldehyde foam insulation, asbestos, lead paint, toxic waste, underground tanks, radon and/or any other prohibited material or chemical which may or may not be present on or in the subject property, was, unless specifically indicated in the report, not observed by us, nor do we have any knowledge of the existence of such materials on or in the property. We, however, are not qualified to detect such substances. The existence of these potentially hazardous materials may have a significant effect on the value of the property. The client is urged to retain an expert in this field, if desired. The value conclusion assumes the property is "clean" and free of any of these adverse conditions unless notified to the contrary in writing.

No effort has been made to determine the possible effect, if any, on the subject property of energy shortages or present or future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

We take no responsibility for any events, conditions or circumstances affecting the subject property or its value, that take place subsequent to either the effective date of value cited in the appraisal or the date of our field inspection, which ever occurs first.

The estimates of value stated in this appraisal apply only to the effective dates of value stated in the report. Value is affected by many related and unrelated economic conditions within a local, regional, national and/or worldwide context, which might necessarily affect the prospective value of the subject property. We assume no liability for an unforeseen change in the economy, or at the subject property, if applicable.

We believe that the underlying assumptions and current conditions provide a reasonable basis for the value estimate stated in this appraisal. However, some assumptions or projections inevitably will not materialize and unanticipated events and circumstances may occur during the forecast period. These could include major changes in the economic environs; significant increases or decreases in current mortgage interest rates and/or terms or availability of financing altogether; property assessment; and/or major revisions in current state and/or federal tax or regulatory laws. Therefore, the actual results achieved during the projected holding period and investor requirements relative to anticipated annual returns and overall yields could vary from the projection. Thus, variations could be material and have an impact on the individual value conclusion stated herein.

Assumptions and Limiting Conditions                                          32

The Americans with Disabilities Act (ADA) became effective January 26, 1992. The appraiser has not made a specific compliance survey and analysis of this property to determine whether it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since the appraiser has no direct evidence relating to this issue, possible noncompliance with the requirements of ADA was not considered in estimating the value of the property.

                                    ADDENDA

                               LEGAL DESCRIPTION

                                  EXHIBIT "A"

                               LEGAL DESCRIPTION


Tracts 88, 89, 90, 91 and 92 in Block 90 of THE PALM BEACH FARMS CO. PLAT NO. 3, according to the Plat thereof, as recorded in Plat Book 2, at Pages 45 through 54, of the Public Records of Palm Beach County, Florida. Said lands situate lying and being in Broward County, Florida, LESS the following described
Parcels:

The West 250 feet of said Tract 90 (except the South 50 feet of said West 250 feet) and the West 250 feet of said Tract 91 (except the North 50 feet of said West 250 feet).

                                     MAPS

                            [AREA MAP APPEARS HERE]

                        [NEIGHBORHOOD MAP APPEARS HERE]

                      [RENT COMPARABLES MAP APPEARS HERE]

                      [COMPARABLE SALES MAP APPEARS HERE]

                             PROFILES OF APPRAISERS

                             PROFILE OF APPRAISER

                               WILLIAM G. TRASK
                          St. Cert. Gen. REA #0002347


REAL ESTATE APPRAISAL EXPERIENCE
--------------------------------

Appraiser
Whitcomb Real Estate
Tampa, FL

    Specialized in real estate valuations and consulting projects for lending institutions, public and private corporations and individuals, for a variety of uses. Property types appraised include manufactured housing communities, recreational vehicle parks, manufacturing plants, office buildings, apartment complexes, retail properties and other types of commercial establishments. February 1998 to Present.

Appraiser
Atlas Real Estate Group, Inc.
Tampa, FL

    Specialized in real estate condemnation valuations and related studies. Property types appraised include agricultural, industrial, residential, office buildings, retail properties and other types of commercial land and establishments. August 1991 to January 1998.

PROFESSIONAL AFFILIATIONS
-------------------------

   State Certified General Real Estate Appraiser
   Florida #0002347
   Georgia #CG007464

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Manufactured Home Communities
-----------------------------
A Garden Walk          Palm Beach Gardens, FL       Honeymoon Park            Dunedin, FL
Bear Creek             Ormond Beach, FL             La Buona Vita             Port St. Lucie, FL
Bonfire                Leesburg, FL                 Lincolnshire              Largo, FL
Briarwood              Lake Worth, FL               Meadowbrook               Lakeland, FL
Camelot East           Sarasota, FL                 Mobiland By The Sea       Melbourne, FL
Camelot Lakes          Sarasota, FL                 Oak View                  Arcadia, FL
Carefree Village       Tampa, FL                    Palmetto                  Hallandale,FL
Clover Leaf            Brooksville, FL              Plaza                     Bradenton, FL
Coquina Crossing       St. Augustine, FL            Ranchero Village          Largo, FL

Profile of Appraiser                                                           2
William G. Trask

Manufactured Home Communities (Cont.)
-------------------------------------
Country Club Estates          Venice, FL               River Bay                Tampa, FL
Country Lakes                 Coconut Creek, FL        Riverview                Micco, FL
Country Life                  Leesburg, FL             Serendipity              Clearwater, FL
Crystal River Village         Crystal River, FL        Southern Acres           St. Cloud, FL
Diamond Point                 Leesburg, FL             Spanish Trails           Zephyrhills, FL
Friendly Village              Sellersburg, IN          Sun Village              Largo, FL
Hammock Lake                  Fort Meade, FL           Sundance                 Zephyrhills, FL
Heron Cay                     Vero Beach, FL           Sunshine Village         Lake Worth, FL
Hibiscus                      Mount Dora, FL           Tall Pines               Fort Pierce, FL
Hidden Village                St. Petersburg, FL       Tanglewood               Fort Pierce, FL
High Point                    Clearwater, FL           Vero Palms               Vero Beach, FL

Recreational Vehicle Parks
--------------------------

Lazy Lakes RV                 Sugarloaf Key, FL        Ridgecrest RV            Leesburg, FL
Lions Lair RV                 Marathon, FL             Sunshine RV              Vero Beach, FL
Pioneer Village               North Fort Myers, FL     Topics RV                Spring Hill, FL

Other
-----

ABC Pizza House               Tampa, FL                Fabian Enterprises       Tampa, FL
Blakie's Restaurant           Tampa, FL                Florida Power & Light    St. Petersburg, FL
Breed Automotive              Lakeland, FL             Mobil Oil                Lakeland, FL
Discount Auto Parts           Lakeland, FL             Pier 1 Imports           Hoover, AL
Discount Auto Parts           Sarasota, FL             Pizza Hut                Brandon, FL
Discount Auto Parts           Land O'Lakes, FL         Pizza Hut                Lakeland, FL

Financial
---------

Belgravia Capital                                      Heller Financial
Collateral Mortgage, Ltd.                              Lehman Brothers
Executive Commercial Funding                           NationsBank
First Federal Savings Bank, Leesburg, FL               Republic Bank, Port Richey, FL
First National Bank, St. Lucie, FL                     Signature Financial Services, Inc.
First Union National Bank                              Union Capital Investments, LLC
GE Capital Corporation                                 United Southern Bank, Eustis, FL
Greentree Financial

Profile of Appraiser                                                           3
William G. Trask

Real Estate/Real Estate Investment
----------------------------------

Continental Communities                      National Home Communities
Martin Newby Management                      Pacific Life
Munao Partnership                            Windsor Corporation

EDUCATIONAL BACKGROUND
----------------------

   Florida State University
   University of South Florida
   Edison Community College
   Hillsborough Community College
   Appraisal Institute
   International Right of Way Association

                             PROFILE OF APPRAISER

                          JOHN H. WHITCOMB, MAI, CCIM
                          St. Cert. Gen. REA #0001234

REAL ESTATE EXPERIENCE
----------------------

Owner
Whitcomb Real Estate
Tampa, FL

    Specialize in complex real estate valuations and consulting projects. Property types include manufactured home communities, recreational vehicle parks, self-storage facilities, hotels, manufacturing plants, office buildings, retail buildings and other types of commercial establishments as well as special use facilities. Mr. Whitcomb is active in the ownership and management of seven manufactured home communities throughout Florida. January 1996 to present.

Partner
Chartwell Advisory Group, Ltd.
Tampa, FL

    Supervised complex real estate valuations and property tax consulting projects. Responsibilities included management of all technical staff members throughout the country. Property types included manufactured home communities, recreational vehicle parks, hotels, large manufacturing plants, office buildings and retail buildings. April 1993 to January 1996.

Senior Appraiser
Marshall and Stevens, Inc.
Philadelphia, PA and Tampa, FL

    Specialized in preparing appraisals for land and buildings in industrial, commercial and residential uses. Performed appraisals for purposes of sale/purchase, property tax appeals, syndication, financing and allocation of purchase price. September 1985 to March 1990, and June 1992 to April 1993.

Vice President
Strategis Asset Valuation & Management, Inc.
Tampa, FL

    Prepared appraisals and feasibility studies on complex commercial properties. Performed appraisals for purposes of sale/purchase, property tax appeals, financing and allocation of purchase price. March 1990 to May 1992.

Profile of Appraiser                                                           2

PROFESSIONAL AFFILIATIONS
-------------------------

MAI, Member Appraisal Institute

CCIM, Certified Commercial Investment Member Commercial Investment Real Estate Institute

State Certified General Real Estate Appraiser
Florida #001234

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Manufactured Home Communities
-----------------------------
Akers Away                    West Palm Beach, FL           Lakeside                      Douglasville, GA
Alafia Riverfront             Gibsonton, FL                 Lakewood                      Denton, TX
Alpine Village                Sebring, FL                   Lantana Cascade               Lantana, FL
Arbor Oaks                    Zephyrhills, FL               Long Lake Village             West Palm Beach, FL
Blue Heron                    Clearwater, FL                Marlboro Court                West Palm Beach, FL
Bradenton Trailer Park        Bradenton, FL                 MH Country Club               Oakland Park, FL
Carefree Village              Tampa, FL                     Mission                       El Paso, TX
Carolina Village              Concord, NC                   Moultrie Oaks                 St. Augustine, FL
Casa del Monte                West Palm Beach, FL           Oak Point                     Titusville, FL
Chateau Forest                Seffner, FL                   Orange Manor East             Winter Haven, FL
Chateau Village               Bradenton, FL                 Palm Breezes Club             Lantana, FL
Cloverleaf                    Brooksville, FL               Palm Ridge                    Leesburg, FL
Colonial Coach                Greenacres City, FL           Panama City Estates           Panama City, FL
Coquina Crossing              St. Augustine, FL             Plantation Estates            Seffner, FL
Coral Lake                    Coconut Creek, FL             Portside                      Jacksonville, FL
Country Club Estates          Venice, FL                    Ridgecrest                    Fort Pierce, FL
Dessau                        Austin, TX                    San Souci                     North Fort Myers, FL
Foxcroft Village              Loch Sheldrake, NY            Scenic View                   Lakeland, FL
Foxwood Estates               Lakeland, FL                  Seminole                      St. Petersburg, FL
Franklin Estates              Murfreesboro, TN              Shangri La                    Largo, FL
Gardens of Manatee            Parrish, FL                   Southwinds                    Lakeland, FL
A Garden Walk                 West Palm Beach, FL           St. Lucie Village             Okeechobee, FL
The Groves                    Orlando, FL                   Sunrise Village               Cocoa Beach, FL
Gwinnett Estates              Snellville, GA                Sunshine                      Lake Worth, FL
Harmony Ranch                 Thonotosassa, FL              Tall Pines                    Fort Pierce, FL
Holiday Ranch                 West Palm Beach, FL           Tara                          Jonesboro, GA
Holiday Plaza                 West Palm Beach, FL           Twin Shores                   Longboat Key, FL
Holland                       Fort Lauderdale, FL           Valley Pines                  El Paso, TX
Kings and Queens              Lakeland, FL                  Village Glen                  Melbourne, FL

Profile of Appraiser                                                           3

Recreational Vehicle Parks
--------------------------
Avalon RV Park                    Clearwater, FL                 Pioneer Creek                           Bowling Green, FL
Camp Inn                          Frostproof, FL                 Rainbow Village                         Clearwater, FL
Forest Lake Village               Zephyrhills, FL                Space Coast RV Resort                   Rockledge, FL
Hide Away                         Ruskin, FL                     Sunshine RV                             Vero Beach, FL
Holiday RV Resort                 Leesburg, FL                   Topics                                  Hudson, FL
Horizon RV Park                   Davenport, FL                  Twelve Oaks                             Sanford, FL
Key RV Park                       Marathon, FL                   Village Park                            Orange City, FL

Self-Storage Facilities
-----------------------

Affordable Self Storage           Loganville, GA                 Orange Avenue                           Tallahassee, FL
Alpine Self Storage               Rockford, IL                   Plantation Xtra Storage                 Plantation, FL
Baytree Self Storage              Valdosta, GA                   St. Augustine Self Storage              St. Augustine, FL
Budget Self Storage               Sterling, VA                   Southern Self Storage                   Riviera Beach, FL
Delray Mini Storage               Delray Beach, FL               Storage Express                         Lauderhill, FL
Edison Lock Up                    Edison, NJ                     Valdosta Self Storage                   Valdosta, GA
Extra Space                       Lauderhill, FL                 Xtra Space                              Orlando, FL
Howell Self Storage               Howell, NJ                     Your Extra Attic                        Duluth, GA
Hyde Park Storage                 Tampa, FL                      Your Extra Attic                        Norcross, GA
Jacksonville Storage              Jacksonville, FL               Your Extra Attic                        Stockbridge, GA
Okeechobee Storage                Hialeah Gardens, FL            Your Extra Attic                        Winters Chapel, GA

Hotels/Resorts
--------------

Canyon Ranch in the Berkshires                                   Howard Johnson Maingate
Comfort Inn Kissimmee                                            Hyatt On Union Square
Comfort Suites Asheville                                         Hyatt Orlando
Embassy Suites Boca Raton                                        Hyatt Wilshire
Hotel Nikko San Francisco                                        Hyatt Regency Houston
Hilton Southwest Freeway Houston                                 La Samanna
Hollywood Beach Hilton                                           Ramada Resort Maingate
Holiday Inn Gainesville                                          Westin Washington, D.C.

Profile of Appraiser                                                           4

Financial
---------

Belgravia Capital                            Heller Financial
Bloomfield Acceptance Company                Household Finance Corporation
Chase Manhattan Bank                         Irving Leasing Corporation
Chrysler Capital Corporation                 Mfd. Housing Community Bankers
Citicorp Real Estate                         Mellon Bank
Collateral Mortgage                          Morgan Stanley
CoreStates Financial Corporation             NationsBank
Credit Suisse First Boston                   Nomura Securities
FINOVA Capital                               Pacificorp Financial Services
First Union Corporation                      PACTEL Finance
GE Capital                                   Society National Bank
Goldman Sachs                                Sun America Insurance
Greentree Financial                          Union Capital

Real Estate/Real Estate Investment
----------------------------------

W.P. Carey & Company, Inc.                   LaSalle Partners
Chateau Communities                          Las Colinas Corporation
Continental Communities                      Metropolitan Life
Delaware North Companies                     MHC
Dillon Read Real Estate Inc.                 National Home Communities
Drexel Burnham Lambert Realty, Inc.          Pitney Bowes Credit Corp.
First Boston Corporation                     Salomon Brothers, Inc.

EDUCATIONAL BACKGROUND
----------------------

University of Florida, B.A.

College of William and Mary, M.B.A.

American Institute of Real Estate Appraisers

The Appraisal Institute

Commercial Investment Real Estate Institute

PUBLICATIONS
------------

   Mr. Whitcomb has authored an article on ad valorem taxes and cogeneration facilities for Cogeneration and Resource Recovery magazine.
                  ----------------------------------

TESTIMONY
---------

   Mr. Whitcomb has presented expert testimony in United States Tax Court.